EXHIBIT 99.1

NEWS RELEASE

Contact:

Michael Kady

For Release:

Immediately

1-800-345-9680

Quipp Announces Fourth Quarter

and 2004 Full Year Results

Miami, FL, March 29, 2005 – Quipp, Inc. (NasdaqNM: QUIP) reported today that fourth quarter net sales were modestly higher than during the year-ago period, but net income declined as compared to the comparable period of last year. Full year financial results, however, were notably improved from the prior year.

Net income for the fourth quarter of 2004 amounted to $273,000 ($0.19 per basic and fully diluted share) compared to $322,000 ($0.23 per basic and fully diluted share) during the same period of a year ago. Net sales for the quarter totaled $6,296,000, reflecting a 3% increase over the $6,088,000 reported in the fourth quarter of 2003.

For the full year, net income increased 141% to $486,000 ($0.34 per basic and fully diluted share) compared to $201,000 ($0.14 per basic and fully diluted share) in 2003. Net sales in 2004 were $24,690,000, a 26% increase compared to $19,521,000 in net sales during 2003.

Michael Kady, President and Chief Executive Officer of Quipp, stated that: “Published reports indicate that the newspaper industry continues to recover, albeit slowly, from the sharp decline in advertising revenues experienced a few years ago. According to the Newspaper Association of America (NAA), however, newspaper print ad revenues have not yet returned to the levels achieved in 2000. As a result, we believe that newspaper publishers were cautious in releasing funds for capital projects in 2004.

“While demand strengthened somewhat late in the year, we have not seen this momentum carry into the first quarter of 2005. Some of the orders received in the fourth quarter of 2004 were timed to take advantage of depreciation tax benefits. Also, we believe that first quarter customer demand has been adversely affected by the rescheduling of the NEXPO trade show to the end of March. Traditionally, order patterns weaken in the quarter prior to NEXPO as customers wait to see ‘what’s new’ at the show. We are hopeful that this year’s show will result in an increase in orders later in the year, since we are again showcasing new products and products with enhanced features and benefits.”

New orders booked in the fourth quarter of 2004 amounted to $7,622,000 versus $3,983,000 in the preceding quarter and $7,908,000 during the fourth quarter of 2003. Backlog was $8,631,000 at year end compared to $7,119,000 on September 30, 2004 and $12,725,000 as of December 31, 2003.

Mr. Kady also commented that: “Our balance of cash and securities declined from $9,883,000 at the beginning of the year to $8,739,000 as of December 31, 2004, reflecting higher inventory and accounts receivable balances at year-end. These increases related to certain projects that continued into the first quarter of 2005. Our cash balance is expected to rise in early 2005 as these projects are completed and receivables collected.”

	Quarter Ended December 31,		Year Ended December 31,
	2004 (unaudited)	2003 (unaudited)	2004 (unaudited)	2003 (unaudited)
Net Sales	$6,296	$6,088	$24,690	$19,521

Net Income	$273	$322	$486	$201

Basic and diluted earnings per share	$0.19	$0.23	$0.34	$0.14

Quipp, Inc., through its subsidiary, Quipp Systems, Inc., designs, manufactures, and installs material handling systems and equipment to facilitate the automated assembly, bundling and movement of newspapers from the printing press to the delivery truck.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that address, among other things, increases in orders following the NEXPO trade show and the expected rise in Quipp’s cash balance. Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry specifically, unanticipated declines in newspaper advertising revenues, continued delays in capital equipment orders by newspapers after the NEXPO trade show, competition, and fluctuations in incoming orders.